News---For Immediate Release

Media Contact:	Investor Contact:
Beth Halloran Director, Corporate Communications 703.394.5248 bhalloran@orcc.com	Catherine Graham EVP & Chief Financial Officer 703.394.5155 cgraham@orcc.com

ONLINE RESOURCES REPORTS SECOND QUARTER GROWTH VERSUS PRIOR YEAR

Maintains Operating Profit and Positive Cash Flow in Transitional Quarter

MCLEAN, Va., July 22, 2003 — Online Resources Corporation (Nasdaq: ORCC), a leading outsourcer of Internet banking and payment services, today reported financial and operating results for the three months ending June 30, 2003.

•	Revenue for the second quarter of 2003 was $8.4 million, up 7 percent from $7.9 million in the second quarter of 2002. The 2002 quarter included $1.2 million of revenue from California Federal Bank (Cal Fed) that did not recur in the 2003 quarter.

•	Gross profit for the second quarter of 2003 was $4.7 million, up 11 percent from $4.2 million in the second quarter of 2002. Gross margin was 55 percent for the quarter, compared to 53 percent in the second quarter of 2002.

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2003 was $1.1 million, up 36 percent from $779,682 in second quarter 2002.

•	Income from operations for the second quarter of 2003 was $0.3 million, compared to $0.1 million in the prior year.

•	Net loss for the second quarter 2003 was $148,000, or $0.01 loss per share. This included a one-time, non-cash expense of $181,000 in connection with the Company’s early retirement of $3.9 million in long-term debt. This compares to a net loss of $133,000, or $0.01 loss per share, in the second quarter of 2002.

“It was a major accomplishment to maintain operating profitability in the quarter, as we transitioned to a more diversified client base without Cal Fed,” stated Matthew P. Lawlor, chairman and chief executive officer of Online Resources. “Thanks to the uninterrupted expansion of total users, we were able to show both year-over-year revenue growth and positive cash flow. Additionally, by raising approximately $4.4 million in new equity and repurchasing $3.9 million of our convertible notes during the quarter, we made further progress in strengthening our balance sheet. We look forward to future opportunities to again accelerate the retirement of our debt.”

(more)

The Company reported that users expanded 33 percent versus the second quarter of 2002, and 9 percent versus the first quarter of 2003. The Company signed 19 new client contracts, and renewed 92 percent of existing contracts. Potential user distribution declined to 8.8 million checking accounts, due primarily to the migration of Cal Fed to its acquirer’s platform.

“Looking forward, we are cautiously optimistic about the potential of our recently announced Money HQSM product, which is expected to launch in the fourth quarter,” added Lawlor. “We see Money HQ as an attractive addition to our unique suite of services and as another product to which we can apply our proven cross-selling capabilities. We hope it will create significant new revenue opportunities and further bolster Internet channel profitability for both our financial institution clients and ourselves.”

2003 Business Outlook

The following statements are forward-looking, and actual results may differ materially. This guidance assumes no change in the method of accounting for equity compensation. For third quarter and full year 2003, the Company expects the following:

Third Quarter 2003

•	The Company expects revenue to be between $8.8 million and $9.2 million for the third quarter of 2003.

•	Gross profit margin is expected to be approximately 55 percent.

•	The Company expects EBITDA to be between $1.1 million and $1.4 million

•	Net income is expected to be between $0.01 and $0.03 per share, assuming 17.4 million fully diluted shares outstanding and no change in convertible debt.

Full Year 2003

•	The Company narrowed the top end of its revenue range for the 2003 year, and expects revenue to be between $37.5 million and $38.2 million.

•	Gross profit margin expectation is unchanged at between 57 and 58 percent. EBITDA expectation is maintained to range between $6.5 million and $7.3 million for the 2003 year.

•	EBITDA expectation is maintained to range between $6.5 million and $7.3 million for the 2003 year.

•	The Company maintained its net income expectation of $0.15 to $0.18 per share, however this now assumes an average of 16.2 million fully diluted shares outstanding versus the 14.4 million shares assumed in prior guidance. This also assumes no further reduction of the Company’s convertible debt.

The Company’s management will host a conference call to discuss its second quarter results on Tuesday, July 22, 2003 at 4:30 pm ET. The call is open to the public by dialing (877) 590-4770 for domestic participants and (706) 679-7688 for international participants. Alternatively, a live web cast of the call will be available through the “Investors” section of Online Resources’ web site at www.orcc.com. The call and web cast will be recorded and available for playback from 8:00 p.m. ET on July 22 until midnight on Tuesday, July 29 by dialing (800) 642-1687 for domestic participants and (706) 645-9291 for international participants and enter code 1121417. For web cast replay, go to the “Investors” section of www.orcc.com.

(more)

About Online Resources
Online Resources (Nasdaq: ORCC – www.orcc.com) is an outsourcer of Internet banking and payment services to over 500 financial institutions nationwide. In contrast to other providers, Online Resources owns, operates and drives critical banking, payments and marketing infrastructure that enable a superior customer experience and Internet channel success. The company’s services, branded to our financial institution clients, power approximately 100 million transactions and $6 billion in consumer bill payments annually. Founded in 1989, Online Resources has been recognized as one of the nation’s fastest growing technology companies.

This news release contains statements about future events and expectations, which are “forward-looking statements.” Any statement in this release that is not a statement of historical fact may be deemed to be a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specifically factors that might cause such a difference include, but are not limited to: the company’s history of losses and anticipation of future losses; the company’s dependence on the marketing efforts of third parties; the potential fluctuations in the company’s operating results; the company’s potential need for additional capital; the company’s potential inability to expand the company’s services and related products in the event of substantial increases in demand for these services and related products; the company’s competition; the company’s ability to attract and retain skilled personnel; the company’s reliance on the company’s patents and other intellectual property; the early stage of market adoption of the services it offers; consolidation of the banking and financial services industry; and those risks and uncertainties discussed in filings made by the company with the Securities and Exchange Commission, including those risks and uncertainties contained under the heading “Risk Factors” in the company’s Form 10-K, latest 10-Q, and S-3 as filed with the Securities and Exchange Commission. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

# # #

Online Resources Corporation
Quarterly Operating Data

									% Change

							1Q 2003		2Q03 vs.	2Q03 vs.
	3Q 2001	4Q 2001	1Q 2002	2Q 2002	3Q 2002	4Q 2002	(see Note 1)	2Q 2003	2Q02	1Q03
FINANCIAL DATA

Revenue ($M)	$6.4	$6.7	$7.8	$7.9	$8.2	$8.5	$11.0	$8.4	7%	-24%
Gross Profit ($M)	$2.8	$3.1	$3.9	$4.2	$4.6	$5.0	$7.2	$4.7	11%	-35%
Gross Profit Margin	44%	47%	50%	53%	57%	59%	65%	55%	4%	-15%
EBITDA ($M)	($1.4)	($0.7)	$0.3	$0.8	$1.1	$1.5	$3.2	$1.1	36%	-66%
Income/(Loss) from Operations ($M)	($1.9)	($1.2)	($0.3)	$0.1	$0.4	$0.7	$2.4	$0.3	117%	-87%

USAGE

Unique Users (#K)	409	449	509	542	575	623	661	720	33%	9%
Using Banking Services (#K)	264	292	337	365	374	403	420	390	7%	-7%
Using Payment Services (#K)	213	233	259	267	300	327	349	431	61%	23%
Adoption Rates Banking % (see Note 2)	6.4%	7.2%	9.0%	9.2%	10.4%	11.2%	11.2%	14.0%	52%	25%
Payment % (see Note 3)	2.5%	2.7%	3.1%	3.4%	3.8%	4.2%	4.4%	5.1%	50%	16%
Transactions Banking Transactions (#M)	8.2	9.0	11.1	12.4	16.1	18.1	20.0	18.9	52%	-6%
Payment Transactions (#M)	2.9	3.3	3.7	3.9	4.3	4.6	4.9	5.4	37%	10%

DISTRIBUTION CHANNEL

Total Clients (#)	474	472	475	474	484	534	550	556	17%	1%
Aggregate Checking Accounts (#M)	8.6	8.7	9.0	8.7	8.6	9.9	10.0	8.8	2%	-12%
Aggregate Account Holders (#M)	17.7	17.8	18.3	16.8	16.2	18.2	18.4	16.2	-4%	-12%
% of Clients Enabled	94%	93%	96%	96%	95%	85%	85%	93%	-3%	9%

Notes:
1.	1Q 2003 includes a one-time fee of $2.2 million, in connection with the early termination of the Company’s contract with Cal Fed, which was acquired and migrated to the Citigroup platform.
2.	Represents the percentage of users subscribing to our Internet Banking Service, out of the total number of checking accounts serviced by the Company’s Full Service clients (excluding clients who use our standalone Payment Services).
3.	Represents the percentage of users subscribing to our Payment Services, out of the total number of checking accounts serviced by all of the Company’s clients (includes both Full Service and standalone Payment Service clients).

Online Resources Corporation
Statement of Operations
 (Unaudited)
(In thousands, except per share data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2003	2002	2003	2002

Revenues:
Banking Services	$943	$1,329	$2,251	$2,630
Payment Services	4,888	3,604	9,463	6,995
Consumer Contact Services	1,977	2,226	4,393	4,338
Professional Services and Other	609	720	3,320	1,743

Total Revenues	8,417	7,879	19,427	15,706

Expenses:
Cost of Revenues	3,760	3,674	7,611	7,607

Gross Profit	4,657	4,205	11,816	8,099

General and Administrative	1,900	1,680	4,212	3,386
Selling and Marketing	1,481	1,309	3,026	2,573
System and Development	956	1,069	1,846	2,270

Total Expenses	4,337	4,058	9,084	8,229

Income (Loss) from Operations	320	147	2,732	(130)

Other Income (Expense)
Interest Income	14	33	37	80
Interest Expense	(274)	(313)	(586)	(664)
Other Expense	—	—	—	(34)
Debt Conversion Expense	(181)	—	(181)	(192)

Total Other Income (Expense)	(441)	(280)	(730)	(810)

Income (Loss) Before Income Taxes	(121)	—	2,002	(940)

Income Tax Provision	27	—	27	—

Net Income (Loss)	$(148)	$(133)	$1,975	$(940)

Net Income (Loss) Per Share:
Basic	$(0.01)	$(0.01)	$0.14	$(0.07)
Diluted	$(0.01)	$(0.01)	$0.13	$(0.07)

Shares used in calculation of Net Income (Loss)
Per Share:
Basic	14,109	13,557	13,909	13,419
Diluted	14,109	13,557	14,847	13,419

Reconciliation of Net Income to EBITDA (See Note 1):
Net Income (Loss)	$(148)	$(133)	$1,975	$(940)
Depreciation	742	633	1,495	1,193
Other Income (Expense)	441	280	730	810
Taxes	27	—	27	—

EBITDA (See Note 1)	$1,062	$780	$4,227	$1,063

Notes:

1.	EBITDA is commonly used in our industry as a measure of cash earnings. Investors may use EBITDA to gauge our ability to generate cash from operations and therefore, our ability to reinvest in the growth of our business.

Online Resources Corporation
Condensed Balance Sheets
(Unaudited)
 (In thousands)

	JUNE 30,	DECEMBER 31,
	2003	2002

ASSETS
Current Assets:
Cash, Cash Equivalents and Short-term Investments	$9,171	$6,786
Accounts Receivable, Net	4,320	3,826
Deferred Implementation Costs	572	631
Prepaid Expenses and Other Current Assets	1,157	772

Total Current Assets	15,220	12,015

Property and Equipment, Net	7,453	7,804
Deferred Implementation Costs, Less Current Portion	458	401
Debt Issuance Costs	365	660
Other Assets	562	450

Total Assets	$24,058	$21,330

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable, Accrued Expenses and Other Current Liabilities	$2,467	$2,619
Deferred Revenues	577	532
Current Portion of Capital Lease Obligation	193	214

Total Current Liabilities	3,237	3,365

Capital Lease Obligation, Less Current Maturities	23	111
Deferred Revenues, Less Current Portion	306	356
Notes Payable	8,100	12,000

Total Liabilities	11,666	15,832

Stockholders’ Equity	12,392	5,498

Total Liabilities and Stockholders’ Equity	$24,058	$21,330